EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a single statement on Schedule 13G (including amendments thereto) with respect to the common shares, no par value, of Ballard Power Systems Inc., a company incorporated in British Columbia, Canada, and that this Agreement may be included as an exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of August 25, 2020.

Broad-Ocean Motor (Hong Kong) Co. Limited

By:	/s/ LU Chuping
LU Chuping
Director

Zhongshan Broad-Ocean Motor Co., Ltd.

By:	/s/ LU Chuping
LU Chuping
Chairman of the Board of Directors